Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

     We consent to the incorporation by reference in this Registration Statement of THQ Inc. on Form S-3 of our report dated February 13, 2002 and March 8, 2002 as to Note 9, appearing in the Annual Report on Form 10-K of THQ Inc. for the year ended December 31, 2001 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Los Angeles, California
August 14, 2002